Exhibit 99.1

Eagle Energy Company of Oklahoma, LLC

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2012	December 31, 2011
	(In Thousands)
Assets
Cash	$19,068	$9,986
Prepaid expenses and other current assets	2,825	264
Current assets held for sale	311,862	27,001
Total current assets	333,755	37,251

Other noncurrent assets	671	3,960
Noncurrent assets held for sale	—	205,226
Total assets	$334,426	$246,437

Liabilities and members’ equity

Current liabilities associated with assets held for sale	$36,299	$21,717
Debt	187,000	—
Total current liabilities	223,299	21,717

Long-term debt	—	114,000
Noncurrent liabilities associated with assets held for sale	—	1,545
Contingent liabilities and commitments (Note 8)
Members’ equity	111,127	109,175
Total liabilities and members’ equity	$334,426	$246,437

See accompanying notes.

Eagle Energy Company of Oklahoma, LLC

Condensed Consolidated Statements of Income

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	(In Thousands)
Revenues:
Oil and gas sales	$69,207	$47,061
Realized and unrealized gains (losses) on derivatives	10,844	6,483
Total revenues	80,051	53,544

Expenses:
Lease operating	13,240	7,673
Production taxes	990	2,999
Depletion, depreciation, and amortization	16,211	12,350
Impairment of oil and gas properties	35,778	615
Exploration	11	1,000
General and administrative	3,979	2,625
Other	132	(153)
Total expenses	70,341	27,109
Operating income	9,710	26,435

Other income (expenses):
Interest expense	(7,626)	(4,799)
Other	(132)	(263)
Total other income (expenses)	(7,758)	(5,062)
Net income (loss)	$1,952	$21,373

See accompanying notes.

Eagle Energy Company of Oklahoma, LLC

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	(In Thousands)
Operating activities
Net income (loss)	$1,952	$21,373
Adjustments to reconcile to cash provided by operations:
Depletion, depreciation and amortization	16,211	12,350
Amortization of debt financing costs	826	741
Impairment of oil and gas properties	35,778	615
Cash provided (used) by changes in current and noncurrent assets and liabilities:
Accounts receivable	(4,032)	(4,214)
Prepaid expenses and other current assets	(291)	(147)
Accounts payable	536	6,177
Changes in current and noncurrent derivative assets, net	(3,072)	(4,344)
Other noncurrent assets and liabilities	(1,274)	(1,263)
Net cash provided by operating activities	46,634	31,288

Investing activities
Capital expenditures	(110,552)	(56,462)
Net cash used in investing activities	(110,552)	(56,462)

Financing activities
Borrowings under credit agreements	73,000	9,500
Contributions by members	—	15,000
Distributions	—	(300)
Net cash provided by financing activities	73,000	24,200
Increase (decrease) in cash	9,082	(974)
Cash at the beginning of the year	9,986	3,675
Cash at the end of the period	$19,068	$2,701
Supplemental non-cash transactions:
Change in accrued capital expenditures	$9,887	$1,106
Change in asset retirement obligations	$2,614	$899

See accompanying notes.

Eagle Energy Company of Oklahoma, LLC

Notes to Consolidated Financial Statements

1. Organization, Operations and Basis of Presentation

Organization and Operations

Unless otherwise noted, the terms “we,” “us,” “our,” “management” and other similar terms refer to Eagle Energy Company of Oklahoma, LLC (the “Company”), an Oklahoma limited liability company. We were formed on December 11, 2009 (Inception) with a focus on the acquisition, exploration, development, and production of natural gas and crude oil in the Mid-Continent region of the United States. Our wholly owned subsidiary, Eagle Energy Operating GP, LLC is the general partner (0.01%) of Eagle Energy Operating Company, LLC in which we own a substantial majority interest (99.99%). Eagle Energy Operating Company operates its wholly owned subsidiary, Eagle Energy Production, LLC.

The Company is headquartered in Tulsa, Oklahoma. The Company’s operations are primarily in Oklahoma, in the counties of Woods, Alfalfa and Lincoln, with drilling efforts primarily focused in the Mississippian Limestone geological formations.

On October 1, 2012, the Company closed on the sale of substantially all of its producing oil and natural gas assets, unevaluated leasehold acreage in Oklahoma and Kansas and related hedging instruments to Midstates Petroleum Company LLC (“Midstates”) for $625 million.  The aggregate purchase price consists of $351 million in cash, including approximately $26 million in post-closing adjustments, and 325,000 shares of Series A Preferred Stock of the Company with an initial liquidation preference of $1,000 per share.  These assets have a net carrying value of approximately $275 million, which is less than the expected net proceeds which will be realized on the sale.  Subsequent to the sale, the Company has no significant operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

Our accompanying interim condensed consolidated financial statements are unaudited and do not include all disclosures required in annual financial statements and therefore should be read in conjunction with the consolidated financial statements and notes thereto of the Company as of December 31, 2011 and 2010 and the years then ended and for the period from December 11, 2009 (Inception) through December 31, 2009.

The accompanying condensed consolidated financial statements of the Company include the accounts of the Company and our wholly owned subsidiaries.  All intercompany transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies (continued)

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation have been included.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.  The results for the nine months ended September 30, 2012 and 2011 are not necessarily indicative of annual results.

Assets held for sale

In August 2012, substantially all of the Company’s oil and natural gas assets, unevaluated property, related hedging instruments and other assets and liabilities directly associated with those assets were classified as held for sale. There are no assets or liabilities included in assets held for sale that are measured at fair value less cost to sell.

The major classes of assets held for sale are as follows as of:

	September 30, 2012	December 31, 2011
	(In Thousands)

Accounts receivable	$24,084	$20,052
Derivative assets, net	9,535	6,435
Prepaid expenses and other current assets	1,982	514
Properties and equipment, net — successful efforts	276,261	—
Current assets held for sale	311,862	27,001

Derivative assets, net	—	28
Properties and equipment, net — successful efforts	—	205,198
Noncurrent assets held for sale	—	205,226

Accounts payable and accrued liabilities	32,140	21,717
Asset retirement obligations	4,159	—
Current liabilities associated with assets held for sale	36,299	21,717

Asset retirement obligations	—	1,545
Noncurrent liabilities associated with assets held for sale	—	1,545

3. Impairments of Oil and Gas Properties

The $35.8 million oil and gas property impairment recorded has been measured at fair value on a nonrecurring basis within Level 3 of the fair value hierarchy.  Our assessment utilized estimates of future discounted cash flows.  Significant judgments and assumptions in these assessments include estimates of recoverable reserve quantities, estimates of future crude oil and natural gas prices using a forward NYMEX curve adjusted for locations basis differentials, future natural gas liquids prices, expected capital costs related to future development activity and a discount rate of 10% for proved reserves.

4. Fair Value Disclosures

Assets and Liabilities Measure at Fair Value on a Recurring Basis

The Company utilizes a valuation framework based upon inputs that market participants use in pricing an asset or liability, which are classified into two categories: observable inputs and unobservable inputs. Observable inputs represent market data obtained from independent sources; whereas, unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. These two types of inputs are further divided into the following fair value input hierarchy:

Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and U.S. government treasury securities.

Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives, such as over-the-counter forwards and options.

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

4. Fair Value Disclosures (continued)

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following table summarizes by level the Company’s financial assets that were accounted for at fair value on a recurring basis as of September 30, 2012 and December 31, 2011, based on the fair value hierarchy:

	Fair Value Measurements at September 30, 2012 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value as of September 30, 2012

Energy derivative assets	$—	$9,535	$—	$9,535

	Fair Value Measurements at December 31, 2011 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value as of December 31, 2011

Energy derivative assets	$—	$6,463	$—	$6,463

These assets are all included in assets held for sale at September 30, 2012 and December 31, 2011.

The Level 2 instruments presented in the table consist of oil, liquids and natural gas collars and swaps.  The Company utilizes the mark-to-market valuation reports provided by our counterparty for monthly settlement purposes to determine the valuation of our derivative instruments.  The determination of the fair values presented above also incorporates a credit adjustment for non-performance risk, as required in the authoritative guidance.  The Company calculated the credit adjustment for derivatives in an asset position using the credit default swap rate for our counterparty. Based on this computation, the adjustment for credit risk is not significant.  The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy. The determination of the fair value of our liabilities does not consider noncash collateral credit enhancements.

4. Fair Value Disclosures (continued)

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Asset Retirement Obligations - The Company initially estimates the fair value of asset retirement obligations (ARO) based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO, the amount and timing of settlements and the credit-adjusted risk-free interest rate and inflation rates.

See Note 3 for additional discussion related to the oil and gas property impairment recorded during the nine-months ended September 30, 2012 based on a non-recurring fair value measurement.

5. Derivative Instruments

The Company is exposed to fluctuations in crude oil and natural gas prices on its production. The Company believes it is prudent to manage the variability in cash flows by entering into derivative financial instruments to economically hedge a portion of its crude oil, natural gas liquids and natural gas production. The Company utilizes various types of derivative financial instruments, including swaps and collars, to manage fluctuations in cash flows resulting from changes in commodity prices. These derivative contracts are placed with the lead of our credit facility. The commodity reference prices, upon which the commodity derivative contracts are based, reflect various market indices that have a high degree of historical correlation with actual prices received by the Company for its oil, natural gas liquids and natural gas production.

Inherent in the Company’s portfolio of commodity derivative contracts are certain business risks, including market risk and credit risk. Market risk is the risk that the price of the commodity will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by the Company’s counterparty to a contract. The Company does not require collateral from its counterparties but does attempt to minimize its credit risk associated with derivative instruments by entering into derivative instruments only with counterparties that are large financial institutions, which management believes present minimal credit risk. In addition, to mitigate its risk of loss due to default, the Company has entered into agreements with its counterparty on its derivative instruments that allow the Company to offset its asset position with its liability position in the event of default by the counterparty.

As of September 30, 2012, the following table sets forth our outstanding commodity derivative contracts, all of which settle monthly, and none of which were designated as hedges. These contracts were novated to Midstates on October 1, 2012.

5. Derivative Instruments (continued)

Period	Contract	Quantity Type	Notional Volume	Range of Hedge Prices

Natural Gas
2012	Swap	MMBtu	518,700	$6.52
2013	Swap	MMBtu	176,700	$6.52
2012	Collar	MMBtu	372,000	$3.25-3.88
2013	Collar	MMBtu	2,170,913	$3.48-4.45
2014	Collar	MMBtu	1,806,420	$3.77-4.87
2015	Collar	MMBtu	64,667	$3.50-4.63

Crude oil
2012	Swap	Bbls	79,867	89.25
2013	Swap	Bbls	244,447	91.32
2014	Swap	Bbls	162,800	92.78
2015	Swap	Bbls	13,400	93.00
2012	Collar	Bbls	94,500	$90.33-$105.63
2013	Collar	Bbls	217,587	$86.97-$101.29
2014	Collar	Bbls	167,917	$88.09-$98.89
2015	Collar	Bbls	13,400	$87.50- $99.38

NGLs
2012	Swap	Gallons	4,107,600	$1.74
2013	Swap	Gallons	11,302,200	$1.63
2014	Swap	Gallons	7,266,000	$1.58

Natural gas basis
2012	Swap	MMBtu	518,700	(0.46)
2013	Swap	MMBtu	176,700	(0.46)

The combined fair value of derivatives included in assets held for sale in our consolidated balance sheet as of September 30, 2012 and December 31, 2011 is summarized below. We conduct derivative activities with only one financial institution, who is the agent of our credit facility. This may result in a concentration of credit risk. Our derivative assets and liabilities are presented in our consolidated balance sheets on a net basis, as our derivatives with both gain and loss positions are held by a single counterparty and are subject to a master netting arrangement.

5. Derivative Instruments (continued)

The fair value amounts in the table below are presented on a gross basis:

	September 30, 2012	December 31, 2011
	(In Thousands)
Derivatives not designated as hedging instruments:
Derivative assets:
Crude Oil — derivatives	$4,483	$—
Natural gas — derivatives	$4,531	$9,412
NGLs — derivatives	$4,681	$758
Derivative liabilities:
Crude Oil — derivatives	$3,049	$1,703
Natural gas — derivatives	$1,102	$714
NGLs — derivatives	$9	$1,290

The following table summarizes the effect of the Company’s derivative contracts on the accompanying consolidated statements of operations for the nine months ended September 30, 2012 and 2011 (in thousands):

	Location of Gain	September 30,
Type of Contract	Recognized in Income	2012	2011
Energy derivatives	Realized and unrealized gains (losses) on derivatives	$10,844	$6,483

The following table summarizes the cash settlements and valuation gains and losses from our commodity derivative contracts for the nine months ended September 30, 2012 and 2011 (in thousands):

	September 30,
Oil and Natural Gas Derivatives	2012	2011
Realized gain	$7,772	$2,139
Unrealized gain	3,072	4,344
Realized and unrealized gains (losses) on derivatives	$10,844	$6,483

6. Debt

The Company’s debt as of September 30, 2012 and December 31, 2011 is as follows:

	September 30, 2012	December 31, 2011
	(In Thousands)

Senior Facility	$137,000	$79,000
Second Facility	50,000	35,000
	$187,000	$114,000

Amounts outstanding under each of our credit facilities were retired with the proceeds received from the sale of substantially all of our oil and gas assets and related derivatives at closing on October 1, 2012 and the facilities were terminated.

As of September 30, 2012, the Company’s credit facility consisted of a $250 million senior revolving credit facility (the Senior Facility) with a borrowing base of $145 million, most recently re-determined in April 2012.  The Senior Facility has a maturity date of August 2014.  Borrowings under the Senior Facility are secured by substantially all of the Company’s oil and natural gas properties.

Borrowings under the Senior Facility incur interest at a LIBOR-based rate plus a margin which increases based on increases in the amount of the Borrowing Base (ranging from 2 to 3 percent) which is due and payable monthly.  At September 30, 2012 and December 31, 2011, the weighted-average interest rate was 4.5% and 4.8%, respectively.  A commitment fee is assessed at a rate of 0.5%, dependent on the unused portion of the Credit Facility.

The borrowing base is subject to semiannual redeterminations in March and September and up to one additional time per six month period following each scheduled borrowing base redetermination, as may be requested by the Company.

Our Senior Facility requires the Company to maintain certain specific financial ratios. The ratio of consolidated EBITDAX (a non-GAAP measure generally defined as earnings before interest, taxes, depreciation, depletion, amortization, exploration expenses, and non-cash items which affect net income) to total interest expense may not be less than 2.75 to 1.00, the ratio of consolidated funded senior indebtedness to EBITDAX may not be greater than 4.00 to 1.00, the consolidated current ratio may not be less than 1.00 to 1.00, and the ratio of consolidated funded total indebtedness to EBITDAX may not be greater than 4.50 to 1.00.  Further, the ratio of total proved reserves (discounted at 9%) to total consolidated funded indebtedness must be greater than 1.50 to 1.00.

As of September 30, 2012, we were in compliance with all financial covenants. If an event of default occurs and is continuing, the Lenders may declare all amounts due under the Senior Facility to be immediately due and payable.

6. Debt (continued)

Additionally, as of September 30, 2012 we have a second lien credit agreement totaling $50 million (the “Second Facility”). The Second Facility includes cross-default provisions with the Credit Facility. Prepayment of principal of borrowings under the Second Facility is not permitted without the consent of the Credit Facility lenders. The Second Facility has a maturity date of February 2015.  Borrowings under the Second Facility are secured by the Company’s oil and gas properties and incur interest at a LIBOR-based rate plus a margin of 9%.  The annual weighted-average interest rate on borrowings outstanding under this facility at September 30, 2012 and December 31, 2011 was 11.2% and 10.1%, respectively.

The Company believes the carrying amounts of our Senior Facility and Second Facility approximate their fair value due to the variable nature of the applicable interest rates.

7. Related Party Transactions

The Company paid for goods and services in the amount of $747 thousand and $683 thousand for the nine months ended September 30, 2012 and 2011, respectively, from certain well servicing companies in which our Chief Executive Officer, Mr. Steve Antry directly and indirectly holds a controlling interest.

8. Commitments and Contingencies

The EPA and various state regulatory agencies routinely promulgate and propose new rules, and issue updated guidance to existing rules. We are unable to estimate the costs of asset additions or modifications which may be necessary to comply with any new regulations due to uncertainty created by the various legal challenges to these regulations and the need for further specific regulatory guidance.

The Company is a defendant in an action brought by two working interest owners with respect to a 156 acre mineral interest located in Lincoln county, Oklahoma.  The plaintiffs allege that their interests were not properly pooled prior to the expiration of the lease.  In October of 2012, the Oklahoma Corporation Commission (“OCC”) Administrative Law Judge agreed with the Company and recommended that the OCC find that the pooling order is (and was) in full force and effect and properly pooled.  In April of 2013 this decision was affirmed by the OCC Appellate Referee.  The plaintiffs then moved for oral argument before the Commission which is currently set for June of 2012.  The Company intends to vigorously defend against the plaintiff’s claims and has asserted an indemnity on this issue against Special Energy Corporation arising from the purchase and sale agreement related to the Company’s purchase of these assets.

We are involved in various legal actions and claims arising in the ordinary course of our business. While the outcome of these lawsuits cannot be predicted with certainty, we do not expect these matters to have a material adverse effect on our financial position, cash flows or results of operations.

9. Subsequent Events

We evaluated subsequent events through June 20, 2013, which is the day the financial statements were issued.

Asset Sale

On October 1, 2012, the Company closed on the sale of substantially all of its producing oil and natural gas assets, unevaluated leasehold acreage in Oklahoma and Kansas and related hedging instruments to Midstates Petroleum Company LLC.  The aggregate purchase price consists of $351 million in cash, including $26 million of post-closing adjustments, and 325,000 shares of Series A Preferred Stock of the Company with an initial liquidation preference of $1,000 per share.

Debt Retirement

Amounts outstanding under our credit facilities were retired with the proceeds received at closing. There was no gain or loss on the retirement of our debt nor were there any prepayment penalties.

Equity Distributions

Distributions of approximately $137 million, $2 million and $2 million were made in October 2012, December 2012 and April 2013, respectively, to the Series A Unit holders. Distributions of approximately $25 million and $1 million were made in October 2012 and April 2013, respectively, to the Series B Unit holders in December 2012 and April 2013.